Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON
June 25, 2010
Halliburton Company
3000 North Sam Houston Parkway East
Houston, TX 77032
Ladies and Gentlemen:
     In connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Halliburton Company, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of shares of the Company’s common stock, par value $2.50 per share (the “Shares”), to be issued in connection with the merger of Boots & Coots, Inc., a Delaware corporation (“Boots & Coots”), with and into Gradient, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company (“Gradient”), pursuant to the Agreement and Plan of Merger, dated as of April 9, 2010, among the Company, Boots & Coots and Gradient (the “Merger Agreement”), certain legal matters in connection with the Shares are being passed on for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
     In our capacity as your counsel in the connection referred to above, we have examined the Registration Statement, including the exhibits thereto, the Merger Agreement, the Restated Certificate of Incorporation and the By-laws of the Company, in each case as amended to date, and originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereafter expressed. In giving such opinions, we have relied on certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates. In making our examination, we have assumed, without independent investigation, that all signatures on all documents we have examined are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.
     In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (1) the Registration Statement, as then amended, will have become effective under the Act and such effectiveness shall not have been terminated or rescinded, (2) the stockholders of Boots & Coots will have adopted the Merger Agreement and (3) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or waived and such transactions are consummated.
     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery in accordance with the terms and conditions of the Merger Agreement, such Shares will be validly issued, fully paid and nonassessable.
     We limit the opinions we express above in all respects to matters of the General Corporation Law of the State of Delaware, as in effect on the date hereof.
     We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Baker Botts L.L.P.